EXHIBIT 18

May 9, 2013

Regal Beloit Corporation
200 State Street
Beloit, WI 53511

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q ("Form 10-Q") to the Securities and Exchange Commission for the quarter ended March 30, 2013, of the facts relating to the change in method of valuing certain finished goods inventory to the last-in, first-out method from the first-in, first-out method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Regal Beloit Corporation ("the Company"), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Regal Beloit Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 29, 2012. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Regal Beloit Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 29, 2012.

Yours truly,

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin